PROSPECTUS	Pricing Supplement No.3619
Dated September 7, 2000	Dated January 17, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2000	No.333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: January 17, 2001

Settlement Date (Original Issue Date): January 22, 2001

Maturity Date: January 22, 2003

Principal Amount (in Specified Currency): USD750,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.175%

Net Proceeds to Issuer (in Specified Currency): USD748,687,500.00

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): One Month USD LIBOR flat

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Monthly

Interest Payment Dates: On the 22nd day of each month, commencing February 22, 2001.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month USD LIBOR flat.

(Floating Rate Notes)
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Pricing Supplement No.3619
Dated January 17, 2001
Rule 424(b)(3)-Registration Statement
No.333-40880

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

■ DTC registered ☐ non-DTC registered

CUSIP No: 36962GVZ4

ISIN No. US36962GVZ44

Common Code: 12373104

Repayment, Redemption and Acceleration:

Optional Repayment Date: N/A

Annual redemption Percentage Reduction: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Original Issue Discount

Amount of OID: N/A

Interest Accrual Date: N/A

Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Indexed Notes:

Currency Base Rate: N/A

(Floating Rate Notes)
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Pricing Supplement No. 3619
Dated January 17, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Additional Information:

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $189.224 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

			Year Ended December 31,		Nine Months ended September 30, 2000
1995	1996	1997	1998	1999
1.51	1.53	1.48	1.50	1.60	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.175% of the principal amount of the Notes.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.